Exhibit 10.10
Third Excess Reinstatement Premium Protection
Reinsurance Contract
Effective: June 1, 2007
issued to
Liberty American Insurance Company
Pinellas Park, Florida
Liberty American Select Insurance Company
Pinellas Park, Florida
and
any and all other companies which are now
or may hereafter become member companies of
Liberty American Insurance Group, Inc.

07\M2U1141

Table of Contents

Article		Page

I	Coverage	1

II	Commencement and Termination	1

III	Concurrency of Conditions	3

IV	Reinsurance Premium	3

V	Loss Notices and Settlements	4

VI	Late Payments	4

VII	Offset (BRMA 36D)	5

VIII	Access to Records (BRMA 1D)	5

IX	Errors and Omissions (BRMA 14F)	6

X	Currency (BRMA 12A)	6

XI	Taxes (BRMA 50B)	6

XII	Federal Excise Tax	6

XIII	Funding Requirements	6

XIV	Insolvency	8

XV	Arbitration	9

XVI	Service of Suit	10

XVII	Agency Agreement	10

XVIII	Governing Law	10

XIX	Confidentiality	10

XX	Severability	11

XXI	Intermediary (BRMA 23A)	11

	Schedule A

07\M2U1141

Third Excess Reinstatement Premium Protection
Reinsurance Contract
Effective: June 1, 2007
issued to
Liberty American Insurance Company
Pinellas Park, Florida
Liberty American Select Insurance Company
Pinellas Park, Florida
and
any and all other companies which are now
or may hereafter become member companies of
Liberty American Insurance Group, Inc.
(hereinafter referred to collectively as the “Company”)
by
The Subscribing Reinsurer(s) Executing the
Interests and Liabilities Agreement(s)
Attached Hereto
(hereinafter referred to as the “Reinsurer”)
Article I — Coverage
By this Contract the Reinsurer agrees to indemnify the Company for 100% of any reinstatement premium which the Company pays or becomes liable to pay as a result of loss occurrences commencing during the term of this Contract under the provisions of the Third Excess layer of the Company’s Florida Only Excess Catastrophe Reinsurance Contract, effective June 1, 2007 (hereinafter referred to as the “Underlying Contract” and described in Schedule A attached to and forming part of this Contract), subject to the terms and conditions set forth herein.
Article II — Commencement and Termination
A.	This Contract shall become effective at 12:01 a.m., Local Standard Time at the location where the loss occurrence commences, June 1, 2007, with respect to reinstatement premium payable by the Company under the provisions of the Underlying Contract as a result of losses arising out of loss occurrences commencing at or after that time and date, and shall remain in force until 12:01 a.m., Local Standard Time at the location where the loss occurrence commences, June 1, 2008.

B.	Notwithstanding the provisions of paragraph A above, if any of the following events occur on or after the date lines are bound and, with the timing exceptions as qualified by

07\M2U1141 Page 1

subparagraphs 1 and 2 below, before the termination of the Contract, the Company may terminate a Subscribing Reinsurer’s percentage share in this Contract:
1.	The Subscribing Reinsurer’s surplus as regards policyholders or the foreign equivalent thereto after the date lines are bound for this Contract has been reduced by more than 25.0% of the amount of surplus or foreign equivalent 12 months prior to that date; or

2.	The Subscribing Reinsurer’s surplus as regards policyholders or the foreign equivalent thereto at any time between the date lines are bound and the date of termination of this Contract has been reduced by more than 25.0% of the amount of surplus or foreign equivalent at the date of the Subscribing Reinsurer’s most recent financial statement filed with regulatory authorities and available to the public as of the date lines are bound for this Contract; or

3.	The Subscribing Reinsurer’s A.M. Best’s rating has been assigned or downgraded below A- (inclusive of “Not Rated” ratings) and/or Standard & Poor’s rating has been assigned or downgraded below BBB+; or

4.	The Subscribing Reinsurer has become merged with, acquired by or controlled by any other company, corporation or unaffiliated individual(s) not controlling the Subscribing Reinsurer’s operations previously; or

5.	A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

6.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

7.	The Subscribing Reinsurer has reinsured its entire liability under this Contract without the Company’s prior written consent (except for inter-company pooling arrangements); or

8.	The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business.
The Company has 30 days from the date of public announcement or discovery to exercise the option to terminate a Subscribing Reinsurer’s percentage share in this Contract. To terminate a Subscribing Reinsurer’s percentage share in this Contract, the Company must provide the Subscribing Reinsurer with formal notice. Such notice, which shall be postmarked no later than the last day of the aforementioned 30-day period, shall include the effective date of termination. The effective date of termination shall be as selected by the Company and shall be one of the following:
a.	The last day of the month prior to the date of any public announcement or discovery; or

b.	The date of any public announcement or discovery; or

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c.	The last day of any month after the date of any public announcement or discovery; or

d.	The date of the Company’s written notice to the Subscribing Reinsurer advising of the termination; or

e.	The date of notice provided by the Subscribing Reinsurer (should the Subscribing Reinsurer elect to provide one).
C.	If this Contract is terminated or expires while a loss occurrence covered hereunder is in progress, the Reinsurer’s liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire loss occurrence had occurred prior to the termination or expiration of this Contract, provided that no part of such loss occurrence is claimed against any renewal or replacement of this Contract.
Article III — Concurrency of Conditions
A.	It is agreed that this Contract will follow the terms, conditions, exclusions, definitions, warranties and settlements of the Company under the Underlying Contract which are not inconsistent with the provisions of this Contract.

B.	The Company shall advise the Reinsurer of any material changes in the Underlying Contract which may affect the liability of the Reinsurer under this Contract.
Article IV — Reinsurance Premium
A.	As premium for the reinsurance provided hereunder, the Company shall pay the Reinsurer 0.00606298% of the sum of the Company’s aggregate total insured value and 25.0% of USIC of Florida, Inc.’s aggregate total insured value for policies that include wind coverage in force on September 30, 2007, subject to a minimum premium of $307,200.

B.	The Company shall pay the Reinsurer an annual deposit premium of $384,000 in four equal installments of $96,000 on June 1, September 1 and December 1 of 2007 and March 1 of 2008.

C.	Within 45 days after the expiration of this Contract, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder, computed in accordance with paragraph A above, and any additional premium due the Reinsurer or return premium due the Company shall be remitted promptly.

D.	In the event a Subscribing Reinsurer’s participation in this Contract is terminated under the provisions of paragraph B of the Commencement and Termination Article, no deposit premium installment shall be due after the effective date of termination and the adjusted premium shall be calculated by dividing the number of days the Subscribing Reinsurer participated on this Contract by the number of days of the original term of this Contract, and multiplying the quotient thereof by the Subscribing Reinsurer’s percentage share of the final reinsurance premium calculated in accordance with paragraph A above. Any premium paid to the Subscribing Reinsurer in excess of the adjusted premium shall be returned to the Company as promptly as possible after the effective date of termination.

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Article V — Loss Notices and Settlements
A.	Whenever reinstatement premium settlements made by the Company under the Underlying Contract appear likely to result in a claim hereunder, the Company shall notify the Reinsurer. The Company will advise the Reinsurer of all subsequent developments relating to such claims that, in the opinion of the Company, may materially affect the position of the Reinsurer.

B.	All reinstatement premium settlements made by the Company under the Underlying Contract, provided they are within the terms of the Underlying Contract and within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid within 14 days) by the Company.
Article VI — Late Payments
A.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B.	In the event any premium, loss or other payment due either party is not received by the intermediary named in the Intermediary Article (BRMA 23A) (hereinafter referred to as the “Intermediary”) by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:
1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser, times

2.	1/365ths of the six-month United States Treasury Bill Rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

3.	The amount past due, including accrued interest.
It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.
C.	The establishment of the due date shall, for purposes of this Article, be determined as follows:
1.	As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

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2.	Any claim or loss payment due the Company hereunder shall be deemed due 10 business days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 10 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of this paragraph C, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 10 business days following transmittal of written notification that the provisions of this Article have been invoked.
For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.
D.	Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E.	Interest penalties arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.
Article VII — Offset (BRMA 36D)
The Company and the Reinsurer, each at its option, may offset any balance or balances, whether on account of premiums, claims and losses, loss expenses or salvages due from one party to the other under this Contract; provided, however, that in the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with applicable statutes and regulations.
Article VIII — Access to Records (BRMA 1D)
The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.

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Article IX — Errors and Omissions (BRMA 14F)
Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.
Article X — Currency (BRMA 12A)
A.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.
Article XI — Taxes (BRMA 50B)
In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.
Article XII — Federal Excise Tax
A.	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon as imposed under Section 4371 of the Internal Revenue Code to the extent such premium is subject to the Federal Excise Tax.

B.	In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.
Article XIII — Funding Requirements
A.	The Reinsurer agrees to fund, within 30 days of the Company’s request, subject to receipt of satisfactory information from the Company, its share of the Company’s ceded unearned premium and outstanding loss reserves (being the sum of all reinstatement premiums paid by the Company under the Underlying Contract but not yet recovered from the Reinsurer, plus the Company’s reserves for reinstatement premiums due under the Underlying Contract, if any, determined as of the date that this paragraph A first applies to the Reinsurer according to the provisions of subparagraph (a) and/or (b) below) by:
1.	Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or

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banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or
2.	Escrow accounts for the benefit of the Company; and/or

3.	Cash advances;
if the Reinsurer:
a.	Is unauthorized in any state of the United States of America or the District of Columbia having jurisdiction over the Company and if, without such funding, a penalty would accrue to the Company on any financial statement, including but not limited to quarterly filings, it is required to file with the insurance regulatory authorities involved; or

b.	Has an A.M. Best’s rating below A- (inclusive of “Not Rated” ratings) and/or a Standard & Poor’s rating below BBB+. However, this funding requirement will not apply to authorized reinsurers who at inception are rated A or higher by A.M. Best and have a policyholders’ surplus of $2,000,000,000 or more.
The Reinsurer, at its sole option, may fund in other than cash if its method of funding is acceptable to the Company and to the insurance regulatory authorities involved.
For the purpose of this Contract, the Lloyd’s U.S. Credit for Reinsurance Trust Fund shall be considered an acceptable funding instrument.
B.	With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an “evergreen clause,” which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 60 days prior to said expiration date or longer where required by insurance regulatory authorities. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:
1.	To reimburse itself for the Reinsurer’s share of reinstatement premiums paid by the Company under the terms of the Underlying Contract, unless paid in cash by the Reinsurer;

2.	To reimburse itself for the Reinsurer’s share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

3.	To fund a cash account in an amount equal to the Reinsurer’s share of any ceded unearned premium and/or outstanding loss reserves funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

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4.	To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer’s share of the Company’s ceded unearned premium and/or outstanding loss reserves, if so requested by the Reinsurer; and

5.	To reimburse itself for the Reinsurer’s portion of the unearned reinsurance premium paid to the Reinsurer hereunder.
In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1) or B(3), or in the case of B(2), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.
Article XIV — Insolvency
A.	In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C.	It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.

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Article XV — Arbitration
A.	As a condition precedent to any right of action hereunder, any dispute or difference between the Company and any Reinsurer relating to the interpretation or performance of this Contract, including its formation or validity, or any transaction under this Contract, whether arising before or after termination, shall be submitted to arbitration.

B.	If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article provided that communication shall be made by the Company to each of the reinsurers constituting the one party, and provided, however, that nothing therein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Reinsurer under the terms of this Contract from several to joint.

C.	Upon written request of any party, each party shall choose an arbitrator and the two chosen shall select a third arbitrator. If either party refuses or neglects to appoint an arbitrator within 30 days after receipt of the written request for arbitration, the requesting party may appoint a second arbitrator. If the two arbitrators fail to agree on the selection of a third arbitrator within 30 days of their appointment, the Company shall petition the American Arbitration Association to appoint the third arbitrator. If the American Arbitration Association fails to appoint the third arbitrator within 30 days after it has been requested to do so, either party may request a justice of a court of general jurisdiction of the state in which the arbitration is to be held to appoint the third arbitrator. All arbitrators shall be active or retired officers of insurance or reinsurance companies, or Lloyd’s London Underwriters, and disinterested in the outcome of the arbitration. Each party shall submit its case to the arbitrators within 30 days of the appointment of the third arbitrator.

D.	The parties hereby waive all objections to the method of selection of the arbitrators, it being the intention of both sides that all the arbitrators be chosen from those submitted by the parties.

E.	The arbitrators shall have the power to determine all procedural rules for the holding of the arbitration including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators shall interpret this Contract as an honorable engagement and not as merely a legal obligation; they are relieved of all judicial formalities and may abstain from following the strict rules of law. The arbitrators may award interest and costs. Each party shall bear the expense of its own arbitrator and shall share equally with the other party the expenses of the third arbitrator and of the arbitration.

F.	The decision in writing of the majority of the arbitrators shall be final and binding upon both parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction. The arbitration shall take place in Pinellas Park, Florida, unless otherwise mutually agreed between the Company and the Reinsurer.

G.	This Article shall remain in full force and effect in the event any other provision of this Contract shall be found invalid or non-binding.

H.	All time limitations stated in this Article may be amended by mutual consent of the parties, and will be amended automatically to the extent made necessary by any circumstances beyond the control of the parties.

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Article XVI — Service of Suit
(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities. This Article is not intended to conflict with or override the parties’ obligations to arbitrate their disputes in accordance with the Arbitration Article.)
A.	It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.
Article XVII — Agency Agreement
If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.
Article XVIII — Governing Law
This Contract shall be governed as to performance, administration and interpretation by the laws of the State of Florida exclusive of the rules with respect to conflicts of law, except as to rules with respect to credit for reinsurance in which case the applicable rules of all states shall apply.
Article XIX — Confidentiality
The Reinsurer, except with the express prior written consent of the Company, shall not directly or indirectly, communicate, disclose or divulge to any third party, any knowledge or information that may be acquired either directly or indirectly as a result of the inspection of the Company’s books, records and papers. The restrictions as outlined in this Article shall not apply to communication or disclosures that the Reinsurer is required to make to its statutory auditors, retrocessionaires, legal counsel, arbitrators involved in any arbitration procedures under this

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Contract or disclosures required upon subpoena or other duly-issued order of a court or other governmental agency or regulatory authority.
Article XX — Severability
If any provision of this Contract should be invalid under applicable laws, the latter shall control but only to the extent of the conflict without affecting the remaining provisions of this Contract.
Article XXI — Intermediary (BRMA 23A)
Benfield, Inc. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through Benfield, Inc. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.
In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:
Pinellas Park, Florida, this 16th day of July in the year 2007.

Liberty American Insurance Group, Inc. (for and on behalf of the "Company")

/s/ T. Bruce Meyer
T. Bruce Meyer, Pres. & CEO
(Print name and title)

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Schedule A
Third Excess Reinstatement Premium Protection
Reinsurance Contract
Effective: June 1, 2007
issued to
Liberty American Insurance Company
Pinellas Park, Florida
Liberty American Select Insurance Company
Pinellas Park, Florida
and
any and all other companies which are now
or may hereafter become member companies of
Liberty American Insurance Group, Inc.

Third
Excess
Company’s Retention	$16,000,000
Reinsurer’s Per Occurrence Limit	$8,000,000
Reinsurer’s Term Limit	$16,000,000
Minimum Premium	$1,280,000
Adjustment Rate	0.025262%
Deposit Premium	$1,600,000
Quarterly Deposit Premium	$400,000
The figures listed above shall apply to each Subscribing Reinsurer in the percentage share as expressed in its Interests and Liabilities Agreement attached hereto.

07\M2U1141 Schedule A

Interests and Liabilities Agreement
of
Montpelier Reinsurance Limited
Hamilton, Bermuda
(hereinafter referred to as the “Subscribing Reinsurer”)
with respect to the
Third Excess Reinstatement Premium Protection
Reinsurance Contract
Effective: June 1, 2007
issued to and duly executed by
Liberty American Insurance Company
Pinellas Park, Florida
Liberty American Select Insurance Company
Pinellas Park, Florida
and
any and all other companies which are now
or may hereafter become member companies of
Liberty American Insurance Group, Inc.
The Subscribing Reinsurer hereby accepts a 33.0% share in the interests and liabilities of the “Reinsurer” as set forth in the attached Contract captioned above.
This Agreement shall become effective at 12:01 a.m., Local Standard Time, June 1, 2007, and shall continue in force until 12:01 a.m., Local Standard Time, June 1, 2008, unless earlier terminated in accordance with the provisions of the attached Contract.
The Subscribing Reinsurer’s share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.
In Witness Whereof, the Subscribing Reinsurer by its duly authorized representative has executed this Agreement as of the date undermentioned at:
Hamilton, Bermuda, this 25th day of July in the year 2007.

Montpelier Reinsurance Limited
By	/s/ Paul Hopwood
Paul Hopwood,
SVP & NA Treaty Underwriter

07IL\M2U1141

Interests and Liabilities Agreement
of
Certain Underwriting Members of Lloyd’s
shown in the Signing Schedules attached hereto
(hereinafter referred to as the “Subscribing Reinsurer")
with respect to the
Third Excess Reinstatement Premium Protection
Reinsurance Contract
Effective: June 1, 2007
issued to and duly executed by
Liberty American Insurance Company
Pinellas Park, Florida
Liberty American Select Insurance Company
Pinellas Park, Florida
and
any and all other companies which are now
or may hereafter become member companies of
Liberty American Insurance Group, Inc.
The Subscribing Reinsurer hereby accepts a 67.0% share in the interests and liabilities of the “Reinsurer” as set forth in the attached Contract captioned above.
This Agreement shall become effective at 12:01 a.m., Local Standard Time, June 1, 2007, and shall continue in force until 12:01 a.m., Local Standard Time, June 1, 2008, unless earlier terminated in accordance with the provisions of the attached Contract.
The Subscribing Reinsurer’s share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.
In any action, suit or proceeding to enforce the Subscribing Reinsurer’s obligations under the attached Contract, service of process may be made upon Mendes & Mount, 750 Seventh Avenue, New York, New York 10019.
Signed for and on behalf of the Subscribing Reinsurer in the Signing Schedules attached hereto.
Signed by Manager at Lloyds of London

07IL\M2U1141

Third Excess Reinstatement Premium Protection
Reinsurance Contract
Effective: June 1, 2007
issued to
Liberty American Insurance Company
Pinellas Park, Florida
Liberty American Select Insurance Company
Pinellas Park, Florida
and
any and all other companies which are now
or may hereafter become member companies of
Liberty American Insurance Group, Inc.

Reinsurers	Participations

Montpelier Reinsurance Limited	33.0%

Through Benfield Limited
Lloyd’s Underwriters Per Signing Schedule	67.0

Total	100.0%

07IL\M2U1141